Exhibit 3.1(f)

REPROS THERAPEUTICS INC.

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION

Pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”), Repros Therapeutics Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           At a meeting of the Board of Directors of the Corporation (the “Board”) held on September 27, 2010, the Board adopted a resolution that the Restated Certificate of Incorporation of the Corporation be amended as follows:

Article IV.A of the Restated Certificate of Incorporation is hereby amended to add the following:

"Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each four (4) shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Corporation.  Any resulting fractional shares shall be rounded down to the next whole share of Common Stock."

2.           The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed as of the 14th day of October, 2010.

REPROS THERAPEUTICS INC.

By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer